Exhibit 99.4

Form of Proxy Card

SAFEHOLD INC. 1114 Avenue of the Americas, 39th Floor New York, New York 10036

VOTE BY INTERNET—[●]

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—[●]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to D.F. King & Co. Inc., 48 Wall Street, 22nd Floor, New York, NY 10005.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposals:

Proposal 1:
A proposal to approve the merger of Safehold Inc. (“SAFE”) with and into iStar Inc. (“STAR”), with STAR continuing as the surviving corporation, as contemplated by the Agreement and Plan of Merger, dated as of August 10, 2022, by and between SAFE and STAR (the “SAFE Merger Proposal”).	For ☐	Against ☐	Abstain ☐

Proposal 2:
A proposal to approve certain changes to SAFE’s Caret program, as more particularly described in the joint proxy statement/prospectus.	For ☐	Against ☐	Abstain ☐

Proposal 3:
A proposal to approve any adjournments of the special meeting of stockholders of SAFE from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the SAFE Merger Proposal, if there are insufficient votes at the time of such adjournment to approve such proposal.	For ☐	Against ☐	Abstain ☐

	Date:		Date:
Signature of Stockholder		Signature (Joint Owners)
Print Name of Stockholder		Print Name of Joint Owner

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

The Notice and Proxy Statement/Prospectus are available at [●]

Proxy—Safehold Inc.

Proxy Solicited by Board of Directors for Special Meeting—[DATE], 2023

The undersigned stockholder of Safehold Inc., a Maryland corporation (the “Company”), appoints Jay Sugarman and Geoffrey M. Dugan, and each of them, with full power of substitution, as proxy to attend the Special Meeting of Stockholders of the Company to be held virtually at [●], on [DATE], 2023, at [●] a.m., Eastern Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and of the accompanying joint proxy statement/prospectus, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

Continued and to be signed on reverse side